                         [LETTERHEAD OF RYERSON TULL]


For Immediate Release
---------------------

           INLAND STEEL INDUSTRIES AND RYERSON TULL COMPLETE MERGER;
                   ANNOUNCE EXECUTIVE AND BOARD APPOINTMENTS

     Chicago, Illinois - February 25, 1999 - Inland Steel Industries, Inc. (NYSE:IAD) and Ryerson Tull, Inc. (NYSE:RT) announced today the completion of the merger of the two companies, under which each publicly held share of Ryerson Tull Class A common stock was converted into 0.61 shares of Inland common stock. Upon consummation of the merger, Inland's name was changed to Ryerson Tull. The company will trade on the New York Stock Exchange using the symbol "RT".

     "This business combination is very positive for the company and its shareholders, and creates advantages for our customers and employees," said Neil S. Novich, who became chairman, president and CEO of the company upon completion of the merger. With the merger, Ryerson Tull has a stronger capital structure and a larger, more liquid market for its equity securities. It also gains access to new international markets and adds worldwide metals trading capabilities with the integration of Inland's international operations (now Ryerson International). "We are even better positioned now to profitably grow our business," added Novich.

Enhanced Management Structure and Board

     The company also announced changes that expand and strengthen its management structure and its Board of Directors. Jay M. Gratz, formerly vice president and chief financial officer, was named executive vice president and chief financial officer. Gary J. Niederpruem, formerly president, Ryerson Central, was named executive vice president of Ryerson Tull. Both will assume broader responsibility for operations. James M. Delaney, a regional vice president since 1993, succeeds Niederpruem as president, Ryerson Central. "These changes will enable Ryerson Tull to increase its focus on our expanding operations, as we grow internally and through acquisitions," said Novich. All appointments are effective immediately. George A. Ranney, Jr., who had served as president of Inland prior to completion of the merger, will continue to serve as secretary and general counsel of the company.

     At the same time, Gary L. Crittenden, senior vice president and chief financial officer of Monsanto Company, and Gregory P. Josefowicz, chief executive officer of Jewel-Osco, join the company's Board of Directors. "We look forward to the broad experience and new insights they bring to the board," concluded Novich.

     The company also announced that in connection with the merger, A. Robert Abboud, Robert J. Darnall (chairman), Leo F. Mullin, Joshua I. Smith, Nancy H. Teeters and Arnold R. Weber resigned from the company's Board of Directors.

                                      ###

Ryerson Tull, Inc. is North America's largest distributor and processor of metals, with annual revenues of $2.8 billion. The company has a network of nearly 70 facilities across the United States and in Canada. Through joint ventures, the company operates metal service centers in Mexico, India and China, and maintains metal trading capabilities around the world.